EXHIBIT 99.1

For Immediate Release

Contact: Whirlpool Corporation
Media: 269/923-7405
Media@Whirlpool.com
Financial: Max Tunnicliff, 269/923-2641
Investor_Relations@Whirlpool.com

Stanley Black & Decker, Inc. Executive Joins
Whirlpool Corporation Board of Directors

BENTON HARBOR, Mich., December 18, 2017 - Today the Whirlpool Corporation board of directors appointed James M. Loree, president and chief executive officer, Stanley Black & Decker, Inc., to the board, effective immediately. Loree will serve on the Audit Committee and the Corporate Governance and Nominating Committee.

“Jim is a proven, respected leader in the consumer products industry, and we are excited to welcome him to the Whirlpool board of directors," said Whirlpool Corporation Chairman Jeff M. Fettig. "We believe his strong experience, particularly in financial management, strategic planning, and mergers and acquisitions, will be extremely valuable as Whirlpool continues strengthening our operations in developed and emerging markets."

Loree, 59, was named president, chief executive officer and director of Stanley Black & Decker in 2016, after serving as president and chief operating officer since 2013. Prior to that, Loree was executive vice president and chief operating officer. Loree joined The Stanley Works as vice president and chief financial officer in 1999, following 19 years with General Electric Company. He previously served as a director of Harsco Corporation. Loree graduated summa cum laude with a bachelor’s degree in Economics from Union College.

About Whirlpool Corporation
Whirlpool Corporation (NYSE: WHR) is the number one major appliance manufacturer in the world, with approximately $21 billion in annual sales, 93,000 employees and 70 manufacturing and technology research centers in 2016. The company markets Whirlpool, KitchenAid, Maytag, Consul, Brastemp, Amana, Bauknecht, Jenn-Air, Indesit and other major brand names in nearly every country throughout the world. Additional information about the company can be found at WhirlpoolCorp.com, or find us on Twitter at @WhirlpoolCorp.

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